August 4, 2020
ZAGG Inc Reports Second Quarter 2020 Results
SALT LAKE CITY, August 4, 2020 (GLOBE NEWSWIRE) – ZAGG Inc (Nasdaq: ZAGG) (“we,” “us,” “our,” “ZAGG,” or the “Company”), a leading global mobile lifestyle company, today announced financial results for the second quarter ended June 30, 2020.
Second Quarter 2020 Review (Comparisons versus Second Quarter 2019)
•Net sales of $77.1 million compared to $106.8 million
•Gross profit margin of 30% compared to 35%
•Net loss of $(3.3) million compared to $(5.3) million
•Diluted loss per share of $(0.11) compared to $(0.18)
•Adjusted EBITDA of $0.1 million compared to $2.4 million
•Cash provided by operating activities of $2.7 million compared to cash used in operating activities of $(1.6) million
Year-to-Date 2020 Review (Comparisons versus Year-to-Date 2019)
•Net sales of $168.1 million compared to $185.5 million
•Gross profit margin of 3% compared to 33%. Excluding the $44.8 million non-cash write-down of inventory in March 2020, gross profit margin was 29%
•Net loss, inclusive of a $44.8 million non-cash March 2020 inventory write-down, $18.6 million non-cash impairment on goodwill and $3.7 million non-cash loss on disposal of intangible assets and equipment was $(78.9) million compared to $(19.8) million
•Diluted loss per share of $(2.65) compared to of $(0.68)
•Adjusted EBITDA of $(7.4) million compared to $(6.6) million
•Cash provided by operating activities of $8.5 million compared to cash used in operating activities of $(13.7) million
Chris Ahern, chief executive officer, commented, “Amidst unprecedented market conditions, we successfully executed our initial COVID-19 response plan aimed at mitigating the impact on profitability from lower sales and preserving liquidity. Through numerous costs saving actions, we were able to weather the pressure on our top line from the temporary store closures across our wholesale channel and deliver approximately break-even Adjusted EBITDA. As the second quarter progressed and stores started to reopen in many regions of the country and the world, we started to experience an uptick in demand for our products at many of our retail partners. Importantly, our e-commerce channel sales increased throughout the quarter as more consumers shifted their purchasing online.”
“While the current environment continues to be volatile and the overall impact from COVID-19 on the global economy and our industry remains unclear at this point, I am confident that we have taken the right steps to emerge from the pandemic as a stronger company. This includes our decision to discontinue certain lower margin brands and product categories, and simplify other core lines of business. As a more nimble company going forward, ZAGG can better serve its key retail partners and core consumers, and generate increased value for its shareholders.”
Second Quarter 2020 Results (Comparisons versus Second Quarter 2019)
(Amounts in millions, except per share amounts)

	For the Three Months Ended
	June 30, 2020	June 30, 2019

Net sales	$77.1	$106.8
Gross profit	$23.3	$37.8
Gross profit margin	30%	35%
Net loss	$(3.3)	$(5.3)
Diluted loss per share	$(0.11)	$(0.18)
Adjusted EBITDA	$0.1	$2.4
Net sales decreased 28% to $77.1 million, compared to $106.8 million. The decrease in net sales was primarily attributable to retail store closures and related demand reductions due to the global COVID-19 pandemic. This decrease was partially offset by an increase in direct-to-consumer sales.
Gross profit decreased from $37.8 million (35% of net sales) to $23.3 million (30% of net sales). The decrease in gross profit margin percentage was primarily attributable to (1) increased duty rates for products sourced from China, (2) increased freight rates, and (3) the sale of excess inventory at margins lower than our historical average.
Operating expenses decreased 33% to $29.6 million (38% of net sales) compared to $44.0 million (41% of net sales). The decrease in operating expenses was primarily attributable to cost reduction initiatives in response to COVID-19, including (1) a decrease in salaries and related expenses from the furlough of certain employees, elimination of bonuses in the second quarter of 2020, and reductions in salary of executives and senior management, (2) reduced in-channel marketing spend, and (3) the elimination of global discretionary spend.
Year-to-Date 2020 Results (Comparisons versus Year-to-Date 2019)
(Amounts in millions, except per share amounts)

	For the Six Months Ended
	June 30, 2020	June 30, 2019

Net sales	$168.1	$185.5
Gross profit	$4.4	$61.6
Gross profit margin	3%	33%
Gross profit (excluding March 2020 inventory write-down)	$49.2	$61.6
Gross profit margin (excluding March 2020 inventory write-down)	29%	33%
Net loss	$(78.9)	$(19.8)
Diluted loss per share	$(2.65)	$(0.68)
Adjusted EBITDA	$(7.4)	$(6.6)
Net sales decreased 9% to $168.1 million, compared to $185.5 million. The decrease in net sales was primarily attributable to retail store closures and related demand reductions due to the global COVID-19 pandemic. This decrease was partially offset by (1) improved first quarter screen protection, HALO product, and mophie wireless sales and (2) an increase in second quarter direct-to-consumer sales linked to retail store closures.
Gross profit was $4.4 million (3% of net sales) compared to $61.6 million (33% of net sales). The decrease in gross profit margin percentage was primarily attributable to (1) the March 2020 inventory write-downs of $44.8 million primarily linked to the discontinuation of certain brands and product lines resulting from our March 2020 strategic review of long-term profitability of all brands and product lines and the recoverability of inventory on-hand, combined with decreased demand due to the effects of COVID-19, (2) increased duty rates for products sourced from China, (3) increased freight rates, and (4) the sale of excess inventory at margins lower than our historical average. Excluding the impact from the inventory write-downs, gross profit margin was 29% for the six months ended June 30, 2020, compared to 33% for the six months ended June 30, 2019.
Operating expenses increased 9% to $92.8 million (55% of net sales) compared to $84.9 million (46% of net sales). The increase in operating expenses was primarily attributable to (1) an $18.6 million impairment charge to goodwill resulting from the carrying value of our net assets exceeding our market capitalization, (2) a $2.5 million charge from the write-off of product tooling linked to discontinued brands and product lines, (3) a $1.1 million write-off recorded for intangible assets resulting from discontinued brands and product lines, and (4) $0.5 million incurred in connection with the lay-off of certain employees in March 2020. These increases were partially offset by cost reduction initiatives in response to COVID-19, including (1) a decrease in salaries and related expenses from the furlough of certain employees, elimination of bonuses in the second quarter of 2020, and reductions in salary of executives and senior management, (2) reduced in-channel marketing spend, and (3) the elimination of global discretionary spend.
Balance Sheet Highlights (as of June 30, 2020, December 31, 2019, and June 30, 2019)

	June 30, 2020	December 31, 2019	June 30, 2019

Cash and cash equivalents	$17.3	$17.8	$12.9
Accounts receivable, net of allowances	$63.1	$142.8	$102.6
Inventories	$91.3	$144.9	$110.6
Line of credit	$92.0	$107.1	$95.4
CARES Act - Paycheck Protection Program loan	$9.4	$—	$—
Total debt outstanding	$101.5	$107.1	$95.4
Net debt (Total debt, including the $9.4M CARES Act loan, less cash)	$84.2	$89.3	$82.5
QTD Days sales outstanding (DSOs)	74	69	87
2020 Business Outlook
As a result of ongoing disruption and uncertainty related to the global COVID-19 pandemic, ZAGG previously withdrew its full-year 2020 outlook. The Company is not providing an update at this time.
Conference Call
A conference call will be held today, August 4, 2020, at 5:00 p.m. Eastern Standard Time to review these results. Interested parties may access the call via the Internet on the Company's website at investors.zagg.com (the URLs are included in this exhibit as inactive textual references and information contained on, or accessible through, our websites is not a part of, and is not incorporated by reference into, this report).
About Non-U.S. GAAP Financial Information
This press release includes Adjusted EBITDA and gross profit (and corresponding gross profit margin) excluding March 2020 inventory write-downs. Readers are cautioned that (1) Adjusted EBITDA (earnings before stock-based compensation expense, depreciation and amortization, other expense (income), net, transaction costs, BRAVEN employee retention bonus, former CFO retention bonus, inventory step-up amount in connection with the acquisition of HALO, severance expense, March 2020 inventory write-down, impairment of goodwill, loss on disposal of intangible assets and equipment (loss of discontinued brands, product lines, and related product tooling), and income tax benefit) and (2) gross profit (and corresponding gross profit margin) excluding March 2020 inventory write-downs are not financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with U.S. GAAP, or as an indicator of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. As such, it should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. We present Adjusted EBITDA and gross profit (and corresponding gross profit margin) excluding March 2020 inventory write-downs because we believe that these measures are helpful to some investors as a measure of performance and to normalize the impact of acquisitions. We caution readers that non-U.S. GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies. We have provided a reconciliation of Adjusted EBITDA and gross profit (and corresponding gross profit margin) excluding March 2020 inventory write-downs to the most directly comparable U.S. GAAP measures in the supplemental financial information attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains (and oral communications made by us may contain) “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “target,” “future,” “seek,” “likely,” “strategy,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our outlook for the Company and statements that estimate or project future results of operations or the performance of the Company.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:
a.the impacts of certain environmental and health risks, including the recent outbreak of the coronavirus (COVID-19) and its potential effects on the Company's operations, sourcing from China, and future demand for the Company's products for an uncertain duration of time;
b.the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers;
c.building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for our products;
d.the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Apple®, Samsung®, and Google®;
e.changes or delays in announced launch schedules for (or recalls or withdrawals of) new mobile devices by major manufacturers like Apple, Samsung, and Google;
f.the ability to successfully integrate new operations or acquisitions;
g.the impacts of inconsistent quality or reliability of new product offerings;
h.the impacts of lower profit margins in certain new and existing product categories, including certain mophie products;
i.the impacts of changes in economic conditions, including on customer demand;
j.managing inventory in light of constantly shifting consumer demand;
k.the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the Company from cyber-attacks, terrorist incidents or the threat of terrorist incidents;
l.changes in U.S. and international trade policy and tariffs, including the effect of increases in U.S.-China tariffs on selected materials used in the manufacture of products sold by the Company which are sourced from China;
m.adoption of or changes in accounting policies, principles, or estimates; and
n.changes in the law, economic and financial conditions, including the effect of enactment of U.S. tax reform or other tax law changes.
Any forward-looking statement made by us in this press release speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in our most recent Annual Report on Form 10-K and other reports we file with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. The forward-looking statements contained in this press release are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
About ZAGG Inc
ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, mobile keyboards, power management solutions, social tech, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, IFROGZ®, Gear4®, and HALO® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG products are available worldwide, and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, T-Mobile, Walmart, Target, and Amazon.com. For more information, please visit the Company's website at www.ZAGG.com and follow us on Facebook, Twitter, and Instagram.
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CONTACT:
Investor Relations:
ICR Inc.
Brendon Frey
203-682-8216
brendon.frey@icrinc.com
Company:
ZAGG Inc
Jeff DuBois
801-506-7336
jeff.dubois@ZAGG.com